Exhibit 10.1

SECOND AMENDMENT TO

CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of June 27, 2003, is by and among FISHER BROADCASTING COMPANY (the “Borrower”), certain Subsidiaries of the Borrower (the “Guarantors”), the Lenders that agree to the terms hereof and WACHOVIA BANK, NATIONAL ASSOCIATION (successor to First Union National Bank) (“Wachovia”), in its capacity as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), BANK OF AMERICA, N.A. and THE BANK OF NEW YORK, as co-syndication agents for the Lenders hereunder (in such capacity, the “Co-Syndication Agents”), and NATIONAL CITY BANK, as documentation agent for the Lenders hereunder (in such capacity, the “Documentation Agent”). Capitalized terms used herein without definition shall have the meanings given to them in that certain Credit Agreement described below.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, the Lenders party thereto, the Administrative Agent, the Co-Syndication Agents and the Documentation Agent have entered into that certain Credit Agreement dated as of March 21, 2002 (as previously amended or modified and as further amended, modified, supplemented or restated from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested certain amendments to the Credit Agreement; and

WHEREAS, the Required Lenders have agreed to such amendments subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1 Amendment to Pricing Grid. The pricing grid set forth in the definition of “Applicable Percentage” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Level	Leverage Ratio	Alternate Base Rate Margin for Revolving Loans and Tranche A Term Loans	LIBOR Rate Margin for Revolving Loans, Tranche A Term Loans and Letter of Credit Fee	Alternate Base Rate Margin for Tranche B Term Loans	LIBOR Rate Margin for Tranche B Term Loans	Commitment Fee
I	> 6.0 to 1.0	3.00%	4.25%	3.50%	4.75%	0.625%
II	> 5.5 to 1.0 but < 6.0 to 1.0	2.75%	4.00%	3.25%	4.50%	0.625%
III	> 5.0 to 1.0 but < 5.5 to 1.0	2.75%	4.00%	3.25%	4.50%	0.625%
IV	> 4.5 to 1.0 but < 5.0 to 1.0	2.00%	3.25%	3.25%	4.50%	0.500%
V	> 4.0 to 1.0 but < 4.5 to 1.0	1.75%	3.00%	3.25%	4.50%	0.500%
VI	> 3.5 to 1.0 but < 4.0 to 1.0	1.50%	2.75%	3.25%	4.50%	0.500%
VII	> 3.0 to 1.0 but < 3.5 to 1.0	1.25%	2.50%	3.25%	4.50%	0.375%
VIII	> 2.5 to 1.0 but < 3.0 to 1.0	1.00%	2.25%	2.75%	4.00%	0.375%
IX	< 2.5 to 1.0	0.75%	2.00%	2.75%	4.00%	0.375%

The Credit Parties and the Lenders acknowledge and agree that the foregoing modifications to the pricing grid will become effective on the Second Amendment Effective Date and the amended interest rate levels set forth in such pricing grid shall apply to all Loans outstanding as of such date as well as any Loan made after such date.

1.2 Amendment to Definition of Consolidated EBITDA. The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated EBITDA” shall mean, as of any date of determination for the four quarter period ending on such date, (i) Consolidated Net Income for such period plus (ii) the sum of the following to the extent deducted in calculating Consolidated Net Income: (A) Consolidated Interest Expense for such period, (B) tax expense (including, without limitation, any federal, state, local and foreign income, value added and similar taxes) of the Borrower and its Subsidiaries for such period and (C) depreciation, amortization (including Programming Amortization Expense) and other non-cash charges for such period minus (iii) Programming Cash Payments minus (iv) Upfront Radio Broadcasting Payments for such period; provided that, for purposes of calculating Consolidated EBITDA, South West Oregon Television Broadcast Corporation, the owner of the KPIC-TV license, shall be considered a Subsidiary of the Borrower and 50% of each of the foregoing components of Consolidated EBITDA (e.g. Consolidated Net Income) with respect to South West Oregon Television Broadcast Corporation shall be included in such calculation for the applicable period. The applicable period shall be for the four consecutive quarters ending as of the date of computation.

1.3 New Definition of Planned Property Sales. A new definition of “Planned Property Sales” is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Planned Property Sales” shall mean the sales of property and assets permitted by Section 6.5(a)(iv) and Section 6.5(a)(viii).

1.4 Amendment to Definition of Program Contracts. The definition of “Program Contracts” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Program Contracts” shall mean (a) all contracts for television, film and Programs, (b) all music and related audio rights with respect to television, film and Programs and (c) all syndicated television series exhibition rights and other similar television or film rights acquired under license agreements.

1.5 New Definition of Second Amendment Effective Date. A new definition of “Second Amendment Effective Date” is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Second Amendment Effective Date” shall mean June 27, 2003.

1.6 New Definition of Upfront Radio Broadcasting Payments. A new definition of “Upfront Radio Broadcasting Payments” is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Upfront Radio Broadcasting Payments” shall mean, for any period commencing on or after the Second Amendment Effective Date, the aggregate cash payments actually made by the Borrower and its Subsidiaries on a Consolidated basis during such period in connection with the acquisition of radio broadcasting rights and other similar audio rights, excluding radio broadcasting programming costs that shall be expensed in the twelve month period following the date such radio broadcasting rights or other similar audio rights are acquired.

1.7 Treatment of Planned Property Sales. The third paragraph of Section 1.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

For purposes of computing the financial covenants set forth in Section 5.9 for any applicable test period, any Permitted Acquisition or permitted sale of assets (including a stock sale, but excluding any Planned Property Sale for computation of the Fixed Charge Coverage Ratio and Interest Coverage Ratio) that was consummated during such period shall have been deemed to have taken place as of the first day of such applicable test period.

1.8 Additional Second Amendment Fee. A new subsection (e) is hereby added to Section 2.6 of the Credit Agreement to read as follows:

(e) Additional Second Amendment Fee. If a Planned Property Sale is not consummated by September 30, 2003, the Borrower agrees to pay to the Administrative Agent, on behalf of each of the Lenders that executed the Second Amendment to this Agreement by the deadline set forth in Section 2.1 thereof, an additional amendment fee equal to 0.10% of the sum of such Lender’s Revolving Commitment as of the Second Amendment Effective Date plus such Lender’s outstanding Term Loans as of the Second Amendment Effective Date, such fee to be due and payable on October 1, 2003.

1.9 Amendment to Leverage Ratio. Section 5.9(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 5.9 Financial Covenants.

(a) Leverage Ratio. At all times, the Leverage Ratio during the following periods shall be less than or equal to the ratios corresponding to such periods:

Period	Maximum Ratio
Second Amendment Effective Date through December 30, 2003	6.15 to 1.0
December 31, 2003 through June 29, 2004	4.75 to 1.0
June 30, 2004 through September 29, 2004	4.50 to 1.0
September 30, 2004 through December 30, 2004	4.00 to 1.0
December 31, 2004 and thereafter	3.00 to 1.0

;provided, however, upon the consummation of any one Planned Property Sale, the foregoing Leverage Ratio levels shall be reduced as follows (and the following required Leverage Ratio levels shall remain in effect until the earlier to occur of (i) consummation of both Planned Property Sales and (ii) the latest Maturity Date):

Period	Maximum Ratio
Second Amendment Effective Date through June 29, 2004	4.75 to 1.0
June 30, 2004 through September 29, 2004	4.50 to 1.0
September 30, 2004 through December 30, 2004	4.00 to 1.0
December 31, 2004 and thereafter	3.00 to 1.0

;provided further, however, upon the consummation of both Planned Property Sales, the foregoing Leverage Ratio levels shall be reduced as follows:

Period	Maximum Ratio
Second Amendment Effective Date through December 30, 2003	4.00 to 1.0
December 31, 2003 through June 29, 2004	3.50 to 1.0
June 30, 2004 and thereafter	3.00 to 1.0

1.10 Amendment to Asset Sale Negative Covenant. Section 6.5(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.5 Consolidation, Merger, Sale or Purchase of Assets, etc.

No Credit Party shall:

(a) dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

(i) Specified Sales;

(ii) the disposition of property or assets as a result of a Recovery Event to the extent the net proceeds therefrom are used to repay Loans pursuant to Section 2.8(b) or repair or replace damaged property or to purchase or otherwise acquire new assets or property, provided that such purchase or acquisition is consummated within 270 days of such receipt;

(iii) the sale, lease or transfer of property or assets from a Credit Party to another Credit Party (including the liquidation or consolidation of any Credit Party (other than the Borrower) into another Credit Party);

(iv) the sale of the Television Stations WFXG-TV in Augusta, Georgia and WXTX-TV located in Columbus, Georgia for a cash purchase price of approximately $40,000,000;

(v) the contribution of certain assets by the Television Station KIDK-TV in Idaho Falls, Idaho to a joint venture (or similar entity or arrangement) with the American Broadcasting Company, Inc. affiliate located in Idaho Falls, Idaho on terms acceptable to the Administrative Agent; provided that the Administrative Agent, on behalf of the Lenders, shall be granted a security interest in, or Lien on, the equity or contractual interests held by the Credit Parties in such joint venture (or similar entity or arrangement) on terms acceptable to the Administrative Agent;

(vi) the sale of two (2) parcels of real property in Coos Bay, Oregon following the relocation of Station KCBY to its new studio;

(vii) the sale of approximately 38 acres of real property located in Lane County, Oregon and the fixtures located thereon for a cash purchase price of approximately $110,000; and

(viii) the sale of substantially all of the assets used in operating the radio broadcast stations KWJJ-FM and KOTK(AM) in Portland, Oregon for a cash purchase price of approximately $44,000,000, including the station licenses, certain tangible assets, customary agreements used in operating the stations and the real property on which the KOTK(AM) tower is located; provided that 100% of the Net Cash Proceeds from such sale shall be applied to prepay the Loans in accordance with the terms of Section 2.8(b)(iii) and (vii) without giving effect to any reinvestment right of the Credit Parties contained in Section 2.8(b)(iii);

provided, that, (A) with respect to clauses (i) and (ii) above (other than Specified Sales consisting of trade-ins of vehicles or equipment), at least 75% of the consideration received therefor by the applicable Credit Party shall be in the form of cash or Cash Equivalents and (B) with respect to clauses (iv) and (viii) above, (1) 100% of the consideration received therefor by the applicable Credit Party shall be in the form of cash or Cash Equivalents and (2) the Borrower shall deliver to the Administrative Agent, prior to the consummation of any such sale of assets, a certificate of a Responsible Officer certifying that no Default or Event of Default will exist both before and after giving to such sale of assets; or

ARTICLE II

CONDITIONS TO EFFECTIVENESS

2.1 Closing Conditions.

This Amendment shall become effective as of the Second Amendment Effective Date upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment. Receipt by the Administrative Agent of a copy of this Amendment duly executed by each of the Credit Parties and the Required Lenders.

(b) Resolutions. Receipt by the Administrative Agent of copies of resolutions of the Board of Directors of each of the Credit Parties approving and adopting this Amendment, the transactions contemplated herein and authorizing execution and delivery hereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the date hereof.

(c) Incumbency Certificate. Receipt by the Administrative Agent of an incumbency certificate with respect to each of the Credit Parties.

(d) Legal Opinion. Receipt by the Administrative Agent of an opinion from counsel to the Credit Parties relating to this Amendment and the transactions contemplated herein, in form and substance satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated as of the date hereof.

(e) Fees. (i) Receipt by the Administrative Agent, on behalf of each Lender that executes this Amendment by 5:00 p.m. (EST) on June 26, 2003, of an amendment fee equal to 0.15% of the sum of such Lender’s Revolving Commitment plus such Lender’s outstanding Term Loans; and (ii) receipt by the Administrative Agent of all fees and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the fees and expenses of Moore & Van Allen PLLC.

ARTICLE III

MISCELLANEOUS

3.1 Amended Terms. The term “Credit Agreement” as used in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

3.3 Acknowledgment of Guarantors. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Credit Documents.

3.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

3.5 Entirety. This Amendment and the other Credit Documents embody the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.6 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original will be delivered.

3.7 General Release. In consideration of the Required Lenders entering into this Amendment, the Credit Parties hereby release the Administrative Agent, the Lenders, and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Agreement on or prior to the date hereof.

3.8 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3.9 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, services of process and waiver of jury trial provisions set forth in Sections 9.14 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

IN WITNESS WHEREOF the Borrower, the Guarantors and the Required Lenders have caused this Amendment to be duly executed on the date first above written.

BORROWER:	FISHER BROADCASTING COMPANY a Washington corporation

	By:	/s/ DAVID D. HILLARD
Name: David D. Hillard Title: Assistant Secretary

GUARANTORS:	FISHER RADIO REGIONAL GROUP INC., a Washington corporation

FISHER BROADCASTING-PORTLAND RADIO, L.L.C., a Delaware limited liability company

FISHER BROADCASTING-SEATTLE RADIO, L.L.C., a Delaware limited liability company

FISHER BROADCASTING-PORTLAND TV, L.L.C., a Delaware limited liability company

FISHER BROADCASTING-SEATTLE TV, L.L.C., a Delaware limited liability company

FISHER BROADCASTING-S.E. IDAHO TV, L.L.C., a Delaware limited liability company

FISHER BROADCASTING-IDAHO TV, L.L.C., a Delaware limited liability company

FISHER BROADCASTING-GEORGIA, L.L.C., a Delaware limited liability company

FISHER BROADCASTING-OREGON TV, L.L.C., a Delaware limited liability company

FISHER BROADCASTING-WASHINGTON TV, L.L.C., a Delaware limited liability company

By:	/s/ DAVID D. HILLARD
Name: David D. Hillard Title: Assistant Secretary

ADMINISTRATIVE AGENT

AND LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION

as Administrative Agent and as a Lender

By:    /s/  Franklin M. Wessinger

Name: Franklin M. Wessinger

Title: Managing Director

BANK OF AMERICA, N.A

As Co-Syndication Agent and as Lender

By:    /s/  Mark N. Crawford

Name: Mark N. Crawford

Title: Senior Vice President